As filed with the Securities and Exchange Commission on November 1, 2017

Registration No. 333 -156805

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOMINION DIAMOND CORPORATION
(Exact name of registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation or organization)

N/A
(I.R.S. Employer Identification No.)

P.O. Box 4569, Station A
Toronto, ON, Canada  M5W 4T9
 (416) 362-2237
(Address of Principal Executive Offices, including zip code)

HARRY WINSTON DIAMOND CORPORATION
AMENDED STOCK OPTION PLAN
(Full title of the plan)

DL Services Inc.
Columbia Center, 701 Fifth Avenue, Suite 6100
Seattle, WA 98104
(206) 903-8800
(Name, address, and telephone number, including area code, of agent for service)

with a copy to:

Adam Givertz
Paul, Weiss, Rifkind, Wharton & Garrison LLP
77 King Street West, Suite 3100
Toronto, ON, Canada M5K 1J3
(416) 504-0525

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, No. 333-156805 (the “Registration Statement”), originally filed with the Securities and Exchange Commission on January 20, 2009, registering 3,000,000 common shares (“Common Shares”) of Dominion Diamond Corporation (f/k/a Harry Winston Diamond Corporation), a Canadian corporation (the “Registrant”) under the Harry Winston Diamond Corporation Amended Stock Option Plan.

On November 1, 2017, pursuant to an Arrangement Agreement, dated as of July 15, 2017 (the “Arrangement Agreement”), by and between the Registrant and Northwest Acquisitions ULC (the “Purchaser”), an unlimited liability company formed under the laws of British Columbia, the Purchaser acquired all of the issued and outstanding Common Shares (the “Arrangement”).

As a result of the Arrangement, the Registrant has terminated any and all offerings of Common Shares registered pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all Common Shares registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such Common Shares.

[Signature Page Follows]

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on November 1, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

DOMINION DIAMOND CORPORATION

By:	/s/ Matthew Quinlan
Name:	Matthew Quinlan
Title:	Chief Financial Officer

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